UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	February 28, 2007

Glenayre Technologies, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-15761	98-0085742
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

825 8th Avenue, 23rd Floor, New York, New York	[0]10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	212-333-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously reported, as a result of shareholder derivative claims filed against the Company, the Company’s Board of Directors appointed a Special Litigation Committee (the “SLC”), consisting of independent directors, to investigate the claims asserted and matters raised in the derivative actions. In conducting such investigation, the SLC evaluated the claims and evaluated whether the Company’s practices with respect to the granting of stock options since 1993 have been in compliance with the Company’s plans and policies and applicable law. The SLC engaged independent legal counsel and an independent financial consultant to assist counsel by providing forensic accounting assistance in connection with the SLC’s investigation.

As part of its investigation, the SLC conducted numerous interviews, including interviews of the named defendants in the derivative actions, certain current and former directors of the Company, certain current and former executive officers, and former Glenayre personnel involved in the administration of options. The SLC also reviewed over 82,000 hard copy documents, available emails and electronic documents, including the Company’s SEC filings, corporate minutes, finance files (including all stock option agreements) and human resource files from January 1993 through December 2002. The SLC reviewed every option grant made and option agreement executed during that period of time (over 180 separate grant dates and 3,000 separate option agreements) and confirmed that the dates, prices and share amounts matched. The SLC further examined all 51 grants made to directors or officers of the Company during the period 1993 through 2004 in greater depth to determine whether the Company had used the proper measurement dates in accounting for those grants.

The SLC completed its investigation on February 27, 2007 and, with one possible exception concerning an option grant on May 31, 2000, the SLC did not identify evidence of backdating of options, spring-loading (awarding grants before the release of positive material information), or bullet-dodging (awarding grants after the release of materially damaging information). The investigation did, however, reveal a series of administrative issues that, in 14 of the 51 grants to executives and directors from 1993 through 2003, had potential accounting implications as a result of the recording of improper option grant dates. With regard to all of these grants, including the May 31, 2000 grant, the SLC has concluded that there is no conclusive or compelling evidence that any of the named defendants in the lawsuits breached the fiduciary duties of care or loyalty, or acted in bad faith with respect to their obligations to the Company or its shareholders, and further concluded that it would not be in the Company’s best interest to pursue any claims with respect to these grants.

Because improper measurement dates were used, the Company’s Audit Committee has determined that non-cash stock-based compensation expense was material for the May 31, 2000 grants. Accordingly, on February 28, 2007 the Company determined that it is appropriate to restate its previously issued financial statements for the fiscal years ended 2000, 2001, 2002 and 2003 to reflect additional non-cash charges for stock-based compensation expense. The Company has identified less than $100,000, in the aggregate, for grants prior to 2000 that may have improper measurement dates. The Company has preliminarily determined that these amounts were not material for periods prior to 2000. The Company has not determined the final expense amounts to be recorded in prior periods or the impact on any future periods. However, based on the review and assessment performed to date, the aggregate amount of additional compensation expense to be recorded from 2000 to 2003 is estimated to be approximately $1.26 million. The $1.26 million is comprised of additional compensation expense of approximately $775,000 in 2000, $308,000 in 2001, $128,000 in 2002, and $49,000 in 2003. The Company previously reported net income of $14.1 million in 2000, a net loss of $270.5 million in 2001, a net loss of $7.8 million in 2002 and net income of $1.6 million in 2003. The additional compensation expense represents approximately 5%, 0%, 2% and 3%, respectively, of such annual net income or loss. This aggregate estimate and the estimates by year are preliminary, unaudited, and subject to change. There can be no assurance that the final amount of the restatement or the amount in any given year will not differ from these estimates.

The Company presently believes that the restatement will not affect its revenues, cash flows, or cash balances.

The Company has not yet determined the tax consequences that may result from these matters or whether tax consequences will give rise to monetary liabilities which may have to be satisfied in any future period.

For the above-stated reasons, the Company’s prior financial statements and the related reports from the Company’s independent registered public accountants, earnings statements and press releases, and similar communications issued by the Company relating to the fiscal periods commencing on or after January 1, 2000 should no longer be relied upon. The Company intends to restate the applicable financial statements in connection with the filing of its Form 10-K for the fiscal year ended December 31, 2006.

The Company’s Audit Committee has discussed the matters disclosed in this Item 4.02(a) with the Company’s independent registered public accountants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glenayre Technologies, Inc.

Dated:	March 6, 2007	By:	/s/	Jordan Copland
			Name: Title:	Jordan Copland Executive Vice President and Chief Financial Officer